Contact:	Ira Lamel/Mary Anthes	Jeremy Fielding/David Lilly
	The Hain Celestial Group, Inc.	Kekst and Company
	631-730-2200	212-521-4800

THE HAIN CELESTIAL GROUP ANNOUNCES
FIRST QUARTER FISCAL YEAR 2008 RESULTS

Sales Grew 13% in the First Quarter

GAAP Net Income Grew 22%

Earnings at $0.26 Per Share

Adjusted Earnings at $0.29 Per Share

Gross Margin Increased 100 Basis Points

Melville, NY, November 1, 2007—The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading natural and organic food and personal care products company, today reported results for the first quarter ended September 30, 2007. The Company reported net sales of $237.2 million, a 13% increase compared with $209.9 million in the prior year first quarter. GAAP net income for the first quarter was $10.8 million compared to the prior year’s $8.8 million, a 22% increase. The Company reported GAAP earnings of $0.26 per diluted share, an 18% increase over the prior year’s $0.22 per diluted share.

Adjusted earnings in the quarter totaled $0.29 per diluted share. The reported results include charges of $0.4 million ($0.3 million after tax or $0.01 per diluted share) related to SFAS No. 123R charges for ungranted stock options; $1.1 million ($0.7 million after tax or $0.02 per diluted share) of acquisition related start-up costs at the Company’s Fakenham facility into which the frozen meat-free operations of Haldane Foods have been consolidated; $2.3 million ($1.4 million after tax or $0.03 per diluted share) for professional fees associated with the previously announced review of the Company’s stock options practices; and a gain of $2.0 million ($1.2 million after tax or $0.03 per diluted share) from the sale of a joint venture investment in a rice cake manufacturing facility in Belgium.

“Our new fiscal year is off to an excellent start with continued strong sales from Earth’s Best®, Arrowhead Mills®, Imagine®, Health Valley®, Spectrum®, Rice Dream®, Terra®, Garden of Eatin’®, Westbrae Natural® Casbah®, DeBoles® and Freebird™, along with the Avalon® and Alba® brands in Personal Care. We continue to sustain solid results from sales of our U.S. brands in Canada, Europe and the United Kingdom alongside the contributions from brands produced by our operations in those areas of the world,” said Irwin D. Simon, President and Chief Executive Officer of Hain Celestial. “We are pleased to see improved results from Celestial Seasonings® with its restaged brand, updated logo, and new packaging. We are also excited about Celestial Seasonings new products with Saphara™ premium organic tea and Celestial Seasonings premium organic coffee just beginning to roll out in the United States.”

The Hain Celestial Group, Inc. • 58 South Service Road, Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

The Company reported gross margin of 29% in the first quarter, compared to 28% in the prior year first quarter, reflecting continued improvements in operating efficiencies in a challenging, inflationary cost environment. Adjusted for the effects of the Fakenham start-up cost, the Company achieved adjusted gross margin of 29.5% in the 2008 quarter compared to adjusted gross margin of 28.6% in the prior year quarter.

“In addition to various cost-saving initiatives, in the second quarter we implemented a 3-to-5% price increase across many of our global brands to offset input cost pressures. These pricing actions should benefit the second half of fiscal year 2008,” commented Irwin Simon.

Selling, general and administrative expenses for the first quarter was 21.3% of net sales, or 20.2% adjusted, compared to 19.9% in the prior year. The professional fees of the stock options review and the SFAS 123R charge for ungranted stock options are included in selling, general and administrative expenses.

Interest expense, net, in the first quarter was $2.7 million versus $1.8 million in the prior year quarter. The higher interest cost this year was the result of higher borrowings for acquisitions.

Average diluted shares outstanding for the quarter were 41.8 million, an increase of 1.8 million shares, or nearly 5%, over the prior year quarter.

The Company’s tax rate for the first quarter was 37.6% versus 36.7% in the prior full fiscal year 2007.

The Company’s balance sheet remains strong, with $210.4 million in working capital and a current ratio of 2.7 at September 30, 2007. Debt as a percentage of equity was 30% with equity at $716.6 million. The number of days in the Company’s cash conversion cycle was 75 compared to 67 days in the prior year period, due to higher levels of inventory for Celestial Seasonings and Earth’s Best and the inclusion of our recently acquired Plainville Turkey Farm and Avalon Natural Products. In the first quarter, the Company used $1.8 million of operating free cash flow principally as a result of its inventory build-up for Celestial Seasonings, Earth’s Best and capital expenditures at the Fakenham facility.

The Hain Celestial Group, Inc. • 58 South Service Road, Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

Fiscal Year 2008 Guidance
The Company reconfirmed its fiscal year 2008 guidance for sales of $1.025 to $1.050 billion and earnings per share of $1.38 to $1.42.

“Lasting consumer awareness of the benefits of natural and organic food and personal care products, coupled with our legacy brands and innovative products, continues to drive our sales growth in various distribution channels. This demand provides the Company with momentum for our solid sales and earnings growth,” commented Irwin Simon. “At the same time, as we leverage our existing infrastructure and integrate our acquired operations, we are focused on delivering additional operating efficiencies and margin improvements.”

Update on Review of Stock Options and NASDAQ Hearing
On June 15, 2007 the Company announced that it had been informed by the Securities and Exchange Commission that it was conducting an informal inquiry into its stock options practices. The Company at that time also stated its intention to cooperate with the SEC’s investigation.

A group of independent directors of the Company’s Board of Directors was appointed to review the Company’s stock options grants and procedures. This review is being conducted with the assistance of independent legal counsel and experts retained by counsel.

While counsel’s review is substantially complete, the Company is not yet in a position to file its Annual Report on Form 10-K for the year ended June 30, 2007 or its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. The Company intends to incorporate the results of the review in the upcoming filing of its Form 10-K. Therefore, the financial information included in this release remains unaudited and certain items in the balance sheets at June 30, 2007 and September 30, 2007, such as stockholders’ equity and deferred tax accounts, are subject to the conclusion of the review.

In response to the previously disclosed notice of delisting from The NASDAQ Stock Market, Inc., Hain Celestial met with the NASDAQ Listing Qualifications Panel on October 31, 2007, pursuant to NASDAQ's procedures following Hain Celestial's request for a hearing and continued listing. Pending a decision by the Panel, Hain Celestial shares will remain listed on The NASDAQ Global Select Market.

The Hain Celestial Group, Inc. • 58 South Service Road, Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

Webcast and Upcoming Events
Hain Celestial will host a conference call and webcast at 4:15 PM Eastern Time today to review its first quarter fiscal year 2008 results. On November 6, 2007 the Company is scheduled to present at the JPMorgan SMid Cap Conference. These events will be webcast and available under the Investor Relations section of the Company’s website at www.hain-celestial.com.

The Hain Celestial Group
The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic food and personal care products company in North America and Europe. Hain Celestial participates in almost all natural food categories with well-known brands that include Celestial Seasonings®, Terra Chips®, Garden of Eatin’®, Health Valley®, WestSoy®, Earth’s Best®, Arrowhead Mills®, DeBoles®, Hain Pure Foods®, FreeBird™, Plainville Farms™, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic™, Imagine Foods™, Rice Dream®, Soy Dream®, Rosetto®, Ethnic Gourmet®, Yves Veggie Cuisine®, Linda McCartney®, Realeat®, Lima®, Grains Noirs®, Natumi®, JASON®, Zia® Natural Skincare, Avalon Organics®, Alba Botanica® and Queen Helene®. For more information, visit www.hain-celestial.com.

Safe Harbor Statement
This press release contains forward-looking statements within and constitutes a "Safe Harbor" statement under the Private Securities Litigation Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general economic and business conditions; the ability to implement business and acquisition strategies and integrate acquisitions; competition; retention of key personnel; the results of the stock options review described above; compliance with government regulations, including the rules on proxy solicitations when necessary or required, and other risks detailed from time-to-time in the Company's reports filed with the Securities and Exchange Commission, including the annual report on Form 10-K for the fiscal year ended June 30, 2006.

The forward-looking statements made in this press release are current as of the date of this press release, and the Company does not undertake any obligation to update forward-looking statements.

The Hain Celestial Group, Inc. • 58 South Service Road, Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

THE HAIN CELESTIAL GROUP, INC.
Consolidated Balance Sheets
(In thousands)

	September 30,	June 30,
	2007	2007
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$51,462	$60,518
Trade receivables, net	111,484	95,405
Inventories	142,372	129,062
Recoverable income taxes	-	3,687
Deferred income taxes	8,083	8,069
Other current assets	21,875	19,263
Total current assets	335,276	316,004

Property, plant and equipment, net	130,838	114,901
Goodwill, net	521,239	509,336
Trademarks and other intangible assets, net	98,373	96,342
Other assets	19,116	21,873
Total assets	$1,104,842	$1,058,456

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$121,257	$110,546
Income taxes payable	3,152	4,381
Current portion of long-term debt	453	566
Total current liabilities	124,862	115,493

Deferred income taxes	24,285	24,227
Other long term liabilities	5,815	664
Long-term debt, less current portion	215,049	215,446
Total liabilities	370,011	355,830

Minority Interest	18,269	5,678

Stockholders' equity:
Common stock	409	409
Additional paid-in capital	476,130	475,554
Retained earnings	218,904	207,846
Treasury stock	(12,745)	(12,745)
Foreign currency translation adjustment	33,864	25,884
Total stockholders' equity	716,562	696,948

Total liabilities and stockholders' equity	$1,104,842	$1,058,456

THE HAIN CELESTIAL GROUP, INC.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,
	2007	2006 (1)
	(Unaudited)

Net sales	$237,245	$209,895
Cost of sales	168,394	151,065
Gross profit	68,851	58,830

SG&A expenses	50,546	41,846

Operating income	18,305	16,984

Interest and other expenses, net	959	1,820
Income before income taxes	17,346	15,164
Income tax provision	6,526	6,321
Net income	$10,820	$8,843

Basic per share amounts	$0.27	$0.23

Diluted per share amounts	$0.26	$0.22

Weighted average common shares outstanding:
Basic	40,026	38,746
Diluted	41,825	40,023

(1)	Reflects a reduction of sales and income before income taxes of $312 recorded as a result of the adoption of Staff Accounting Bulletin No. 108 as of July 1, 2006.

THE HAIN CELESTIAL GROUP, INC.
Consolidated Statements of Operations With Adjustments
Reconciliation of GAAP Results to Non-GAAP Presentation
(in thousands, except per share amounts)

	Three Months Ended September 30,
	2007 GAAP	Adjustments		2007 Adjusted	2006 Adjusted (5) (6)
	(Unaudited)

Net sales	$237,245			$237,245	$209,895
Cost of Sales	168,394	$(1,073	)(1)	167,321	149,957
Gross profit	68,851	1,073		69,924	59,938

SG&A expenses	50,546	$(2,686	)(2)	47,860	41,846

Operating income	18,305	3,759		22,064	18,092

Interest and other expenses, net	959	2,002	(3)	2,961	2,084
Income before income taxes	17,346	1,757		19,103	16,008
Income tax provision	6,526	638	(4)	7,164	6,175
Net income	$10,820	$1,119		$11,939	$9,833

Basic per share amounts	$0.27	$0.03		$0.30	$0.25

Diluted per share amounts	$0.26	$0.03		$0.29	$0.25

Weighted average common shares outstanding:
Basic	40,026			40,026	38,746
Diluted	41,825			41,825	40,023

(1)	Start-up costs at the Company's Fakenham facility related to the integration of the Haldane Foods frozen meat-free operations.

(2)
Adjustment to record stock compensation expense of $420 in connection with the requirements of SFAS No. 123R to record compensation when there is a contractual requirement to grant stock options, whether or not such options have been granted. Each quarter the Company marks to market the Black Scholes value of the ungranted stock options. Also selling, general and administrative expense was adjusted for $2,266 of professional fees incurred in connection with the review of the Company’s stock options practices.

(3)	The adjustment of $2,002 represents the pre-tax gain on the sale of the Company's investment in a rice cake manufacturing joint venture in Belgium.

(4)	Tax effects of the adjustments described above.

(5)
Includes adjustments of $1,108 for start-up costs at the Company's West Chester frozen foods facility, $2,510 for a pre-tax gain recognized in connection with the sale of Biomarché and $2,246 of charges taken in connection with the decision by the German government regarding the application of VAT on non-dairy beverages.

(6)	Reflects a reduction of sales and income before income taxes of $312 recorded as a result of the adoption of Staff Accounting Bulletin No. 108 as of July 1, 2006.